EXHIBIT 99.2

March 31, 2014
Quarterly Conference Call
Summary of Quarterly Results

Date: April 29, 2014

During the fourth quarter of fiscal 2014, the Company continued to confront many of the challenges that we have been facing during the previous three quarters of the year. We experienced another decrease in the demand for our loan products and our annualized loan loss ratios had a slight year-over-year increase. However, in spite of another IRS delay in the official beginning of the tax filing season, our tax return preparation income had a slight improvement over last year. Net income for the quarter was $39.0 million, or $3.52 per diluted share, compared to $37.9 million or $3.01 per share for the prior year quarter. This represents a 2.8% increase in net income and a 16.9% increase in diluted earnings per share when comparing the two quarterly periods. For fiscal 2014, net income was $106.6 million, or $9.08 per diluted share, representing a 2.4% and a 15.3% increase in net income and EPS, respectively, over the $104.1 million and $7.88 earned during fiscal 2013. The Company’s EPS continues to benefit from our ongoing share repurchase program. During fiscal 2014, we repurchased 2.1 million shares of common stock on the open market at an aggregate purchase price of approximately $190.5 million. These repurchases, combined with the 2.6 million shares repurchased during fiscal 2013 and the 2.2 million shares repurchased during fiscal 2012 should be very accretive to per share earnings in the future. During the past three fiscal years, the Company has spent $513.4 million in reducing its outstanding shares, which has increased its debt to equity ratio from .42 to 1.0 at March 31, 2011 to 1.64 to 1.0 at the end of the current fiscal year, which is in line with Company targets.

A big challenge remains in the demand for our loan products in the US. As we have previously disclosed, we have had a decline in our loans to new borrowers throughout all of fiscal 2014. During the current quarter, this decline was less than the three previous quarters, but remains the primary area of focus by management. Additionally, the Company made some system changes during the quarter that ensured customers were not encouraged to refinance existing loans where the proceeds from the transaction were less than 10% of the loan being refinanced. This resulted in a decrease in our loan volume and had an impact on our balances outstanding and our overall yields. As a result, gross loans outstanding amounted to $1.11 billion at March 31, 2014, a 4.2% increase over the $1.07 billion outstanding at March 31, 2013. We continue to see a shift in the mix of our loan portfolio. The percentage of loans outstanding that represents the larger loans has increased from 33.1% to 38.0% over the last twelve months. This shift is primarily due to the expansion in the US to lower yielding states that require a larger average balance loan to cover the fixed administrative costs, as well as the greater growth in Mexico in the payroll deduct loans, which are generally much larger with longer terms. Additionally, the 4.2% year-over-year growth in loan balances resulted from an increase in average balances outstanding as the number of accounts was flat.

We remained on track with the expansion of our branch network during the current fiscal year. We began fiscal 2014 with 1,203 offices, opened 69, purchased 1 and closed 2, giving us a total of 1,271 offices at March 31, 2014. Five of the new offices opened during the current fiscal year were in Mississippi, a new state for the Company. Our plan for fiscal 2015 is to open 50 offices in the US and 20 in Mexico. Additionally, we intend to enter at least one new state during the coming year.

Total revenue for the quarter amounted to $161.9 million, a 0.1% increase over the $161.8 million during the fourth quarter of the prior fiscal year. This increase was substantially less than our expected revenue increase given the 5.4% increase in average net loans outstanding over the two quarterly periods and the increased fees in Texas and Georgia due to the law changes in these two states. The expected revenue increase was offset by the reduction in loan volume during the quarter and the change in the portfolio mix. Revenues from the 1,131 offices open throughout both quarterly periods decreased by 2.5%.

As was previously mentioned, we were pleased with the results from our income tax preparation business. During fiscal 2014, the Company prepared and filed 54,594 tax returns, a 2.4% increase over the number of returns filed during the prior fiscal year. Net fees recognized during fiscal 2014 amounted to $9.1 million, a 4.9% increase over the $8.7 million recorded in fiscal 2013.

The Company’s delinquencies increased slightly at the end of the current fiscal year. Accounts that were 61+ days past due increased from 2.7% to 3.0% on a recency basis and from 4.4% to 5.3% on a contractual basis when comparing the two year end statistics. This increase was partially due to the timing of payments received from one of our larger unions in Mexico on our payroll deduct loans. Additionally, the quarterly charge-off ratio increased slightly on a year-over-year basis, which was an improvement from the first part of the current fiscal year. Net charge-offs to average net loans on an annualized basis increased from 13.7% during the fourth quarter of fiscal 2013 to 13.9% during the current quarter. For fiscal 2014 net charge-offs to average net loans were 14.7%, which remain in line with our historical performance.

Controlling the Company’s operating expenses remains a high priority for our ongoing success. General and administrative expenses for the current quarter were $75.1 million, or 0.6%, less than the $75.6 million during the fourth quarter of fiscal 2013. As a percent of total revenue, our G&A expense declined from 46.7% during the fourth quarter of fiscal 2013 to 46.4% during the current quarter. Overall, general and administrative expenses, when divided by average open offices, decreased by 5.6% when comparing the two quarterly periods. For fiscal 2014 total general and administrative expenses as a percent of total revenues was 48.5% compared to 48.9% for the prior year.

Progress continues to be made in our Mexican operations. We have 133 offices open as of March 31, 2014. Sixteen offices were opened and two were closed during the current fiscal year. We now have approximately 139,000 accounts and approximately $97.6 million in gross loans outstanding, which represents a 10.1% increase in accounts and a 14.3% increase in ledger during fiscal 2014. Loan growth in Mexico in pesos was 21.3%, but the decline in the exchange rate reduced our reported growth in US dollars. Net charge-offs were approximately $8.8 million during the fiscal year, or 15.9% of average net loans, compared to $7.5 million, or 17.9%, during fiscal 2013. At March 31, 2014, 61+ day delinquencies were 3.2% and 10.2% on a recency and contractual basis, respectively. The dramatic increase in contractual delinquencies was primarily due to the timing of payments received on our payroll deduct loans discussed above. This subsidiary had $11.9 million in pretax earnings (before intercompany allocations) for the current fiscal year versus $6.7 million during fiscal 2013, which should only improve as we continue to grow our outstanding receivables in existing and new markets.

The Company’s return on average assets of 12.3% and return on average equity of 31.2% continued their excellent historical trend in fiscal 2014.

Finally, while there is very little to report on the regulatory or legislative front at the state level, as the Company recently disclosed, it received a civil investigative demand (“CID”) from the CFPB. The information requested was gathered and delivered within the deadlines provided in the CID. At this time, there has been no further communication with the CFPB regarding the information we provided.

This transcript contains various “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events. Statements other than those of historical fact, as well as those identified by the words “anticipate,” “estimate,” “intend,” “plan,” “expect,” “believe,” “may,” “will,” and “should” or any variation of the foregoing and similar expressions are forward-looking statements.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following:  recently enacted, proposed or future legislation and the manner in which it is implemented; the nature and scope of regulatory authority, particularly discretionary authority, that may be exercised by the CFPB or other regulators having jurisdiction over the Company’s business or consumer financial transactions generically; the unpredictable nature of regulatory proceedings and litigation; and any determinations, findings, claims or actions made or taken by the CFPB, other regulators or other third parties in connection with or resulting from the CID that assert or establish that the Company’s lending practices or other aspects of its business violate applicable laws or regulations; the impact of changes in accounting rules and regulations, or their interpretation or application, which could materially and adversely affect the Company’s reported financial statements or necessitate material delays or changes in the issuance of the Company’s audited financial statements; the Company's assessment of its internal control over financial reporting, and the timing and effectiveness of the Company's efforts to remediate any reported material weakness in its internal control over financial reporting; changes in interest rates; risks related to expansion and foreign operations; risks inherent in making loans, including repayment risks and value of collateral; the timing and amount of revenues that may be recognized by the Company; changes in current revenue and expense trends (including trends affecting delinquencies and charge-offs); and changes in the Company’s markets and general changes in the economy (particularly in the markets served by the Company).    These and other factors are discussed in greater detail in Part I, Item 1A, “Risk Factors” in the Company’s most recent annual report on Form 10-K/A filed with the Securities and Exchange Commission (“SEC”) and the Company’s other reports filed with, or furnished to, the SEC from time to time.  World Acceptance Corporation does not undertake any obligation to update any forward-looking statements it makes.  The Company is also not responsible for updating the information contained in this transcript beyond the publication date, or for changes made to this document by wire services or Internet services.